EXHIBIT 4.28

                            INTERGUARANTOR AGREEMENT

      This Interguarantor Agreement is made April 9, 1999, between on the one hand, Maritima Petroleo e Engenharia Ltda. ("Maritima"), and on the other hand Pride International, Inc. ("Pride"), (referred to herein individually as "Party", and collectively as "Parties").

RECITALS:

      A. WHEREAS, Petrodrill Four Limited and Petrodrill Five Limited, British Virgin Islands international business companies (each a "Shipowner" and collectively the "Shipowners") are each indirectly owned 70% by Maritima and 30% by Pride; and

      B. WHEREAS, the Shipowners, in connection with the financing of the cost of the construction of the AMETHYST 4 and AMETHYST 5 (collectively, the "Vessels"), on the date hereof, borrowed certain funds and created and authorized the issuance of obligations designated "United States Government Guaranteed Export Ship Financing Obligations, AMETHYST 4 Series" and "United States Government Guaranteed Export Ship Financing Obligations, AMETHYST 5 Series" (the "Obligations") consisting on the date hereof of $299,808,000 aggregate principal amount of the Obligations, bearing interest at the rate specified therein and issued under trust indentures (the "Indentures") between the Shipowners and FMB Trust Company, National Association, a national banking association, (the "Indenture Trustee") as trustee, dated as of the date hereof, said Obligations constituting the legal, valid and binding obligations of the Shipowners; and

      C. WHEREAS, each Shipowner, on the date hereof, accepted the Secretary's Commitment to Guarantee Obligations (the "Commitment") pursuant to Title XI of the Merchant Marine Act, 1936, as amended (the "Act"), whereby the Secretary authorized a guarantee to be endorsed upon each of the Obligations (the "Guarantees"); and

      D. WHEREAS, each Shipowner has, in consideration of the issuance of the Guarantees by the Secretary of the payment of the unpaid interest on, and the unpaid balance of the principal of the Obligations issued by the Shipowners pursuant to the terms and provisions of the Security Agreements dated the date hereof, between the Shipowner and the Secretary (the "Security Agreements"), granted a security interest in its Chartering Contract with Petroleo Brasileiro S.A. ("Petrobras") to the Secretary.

      E. WHEREAS, the AMETHYST 4 and AMETHYST 5 are expected to be delivered to Petrobras on approximately June 9, 2000, and August 9, 2000, respectively, approximately 392 and 434 days beyond the delivery date under their respective Chartering Contracts (collectively "the Contracts").

      F. WHEREAS, Petrobras has a contractual right to impose penalties if the Vessels are not timely delivered (the "Late Arrival Penalties").

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      G. WHEREAS, under the expected delivery schedule, the maximum aggregate
Late Arrival Penalties would be approximately $31,550,000.

      H. WHEREAS, Petrobras has informed the Shipowners that its policy has been to negotiate with its contractors on the form and timing of any penalties to reduce their impact and that in the past Petrobras has negotiated installment plans or discounted the penalties from the end of the relevant Contract.

      I. WHEREAS, Petrobras has confirmed that it has no reason to expect that it will not apply the same policy to the Late Arrival Penalties under the Contracts, subject to the approval of its Board of Directors.

      J. WHEREAS, the Secretary is concerned that there may be ad valorem taxes imposed by the Federative Republic of Brazil on the Vessels when they are delivered to Petrobras ("Ad Valorem Taxes").

      K. WHEREAS, the Secretary has required a Payment Undertaking from Maritima and a Guaranty Agreement from Pride in conjunction with the consideration offered by or on behalf of the Shipowners as a condition of the Secretary's decision to enter into the Commitments to issue the Guarantees.

      L. WHEREAS, Maritima has entered into a Payment Undertaking and Pride has entered into a Guaranty Agreement for the purpose of guaranteeing to the United States Government the Shipowners' payment of Late Arrival Penalties and Ad Valorem Taxes up to an aggregate amount of $20,500,000.

      M. WHEREAS under the Payment Undertaking and Guaranty Agreement, the Parties may be held jointly and severally liable for the payment of Late Arrival Penalties and Ad Valorem Taxes up to an aggregate amount of $20,5000,000 each.

      NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

      1. Unless otherwise specifically defined herein, the capitalized terms used herein which are defined in Schedule X to the Security Agreements, dated the date hereof and any reference therein to other instruments shall have the respective meanings stated in Schedule X of the Security Agreements or such other instruments.

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      2. In the event one or both of the Shipowners default in their obligation to pay the Late Arrival Penalties or Ad Valorem Taxes and one or more of the Parties are required to make payment pursuant to the Payment Undertaking or Guaranty Agreement for any part of the Late Arrival Fees, Ad Valorem Taxes, and any interest, penalties, costs, attorney's fees or any other amounts related thereto (collectively "Guarantee Payment"), the Parties shall be responsible only for their respective Proportionate Share of the Guarantee Payment which shall be based on each Party's direct and indirect percentage of ownership of the Shipowners at the time of default. The percentage of ownership interest in the Shipowners is referred to herein as the "Proportionate Share." By way of example, if Maritima is required to pay a Guarantee Payment under the Payment Undertaking because of a default by Petrodrill Four Limited, and Maritima's ownership interest in Petrodrill Four Limited (directly or indirectly through subsidiaries or affiliates) is 70%, then Martima's Proportionate Share equals 70%. In the same example, Pride's Proportionate Share would be 30%. In the event one Party fails to pay its Proportionate Share and the other party pays the defaulting Party's Proportionate Share or any part thereof, the paying Party shall be indemnified by the non paying Party and shall promptly pay such amount to the paying Party. Failing to make such indemnification payment, the paying Party shall have its joint venture interest increased pursuant to the terms of the Amethyst Financial Company Limited's Shareholder Agreement.

      3. If, upon written demand by the United States Government pursuant to the Guaranty Agreement or Payment Undertaking, one of the Parties pays more than its Proportionate Share of the Guarantee Payment, the Party which paid the excess amount shall be indemnified by the non paying Party and shall promptly pay such amount to the paying Party. Failing to make such indemnification payment, the paying Party shall be compensated for such excess by the other Party or its joint venture interest increased pursuant to the terms of the Amethyst Financial Company Limited's Shareholder Agreement.

      4. This Interguarantor Agreement shall be governed and interpreted by the federal law of the United States of America or in the absence of applicable federal law by the laws of the District of Columbia.

      5. Any proceeding to enforce this Interguarantor Agreement may be brought in the Federal courts of the United States of America located in the District of Columbia of the United States of America. The Parties hereby irrevocably waive any present or future objection to such venue, and irrevocably consent and submit unconditionally to the exclusive jurisdiction of those courts. The Parties further irrevocably waive any claim that any such court is not a convenient forum for any such proceeding.

      6. Neither party shall, without the prior written consent of the other, disclose to any third party (including Petrobras) the terms and conditions of the Payment Undertaking or Guaranty Agreement except as required by law or governmental requirements, and then only with notice of such to the other party.

      7. This Interguarantor Agreement may be executed in one or more counterparts. All such counterparts shall be deemed to be originals and shall together constitute but one and the same instrument.

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      IN WITNESS WHEREOF, this Interguarantor Agreement has been executed on the day and year first above written.

                                    MARITIMA PETROLEO E ENGENHARIA LTDA



                                    By: /s/ GERMAN EFROMOVICH
                                       --------------------------------
                                        Name:
                                        Title:

Attest:


-------------------------




                                    PRIDE INTERNATIONAL, INC.



                                    By: /s/ EARL W. MCNIEL
                                       --------------------------------
                                        Name: Earl W. McNiel
                                        Title: Vice President

ATTEST:

/s/ ROBERT W. RANDALL
-------------------------
    Robert W. Randall
    Secretary
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